Exhibit 99.1

Gladstone Land Corporation Reports Results for the Second Quarter Ended June 30, 2014

Please note that the limited information that follows in this press release is not adequate for making an informed investment judgment.

MCLEAN, Va., Aug. 4, 2014 (GLOBE NEWSWIRE) -- Gladstone Land Corporation (Nasdaq:LAND) (the "Company") today reported financial results for the second quarter ended June 30, 2014. A description of funds from operations ("FFO"), and Core FFO, both non-GAAP (generally accepted accounting principles in the United States) financial measures, are located at the end of this press release.  All per-share references are to fully-diluted, weighted average shares of common stock unless otherwise noted.  Please read the Company's Quarterly Report on Form 10-Q, filed today with the U.S. Securities and Exchange Commission (the "SEC"), which can be retrieved from the SEC's website at www.sec.gov or from the Company's website at www.GladstoneLand.com.

Summary Information:

	For and As of the Quarters Ended
	June 30, 2014	March 31, 2014	Change ($ / #)	Change (%)

Operating Data:
Total operating revenue	$ 1,565,935	$ 1,495,636	$ 70,299	4.7%
Total operating expenses	(1,208,458)	(1,100,452)	(108,006)	-9.8%
Other expenses	(651,948)	(367,643)	(284,305)	-77.3%
Net income before income taxes	(294,471)	27,541	(322,012)	-1169.2%
Income tax provision	(6,623)	(6,623)	--	0.0%
Net (loss) income available to common stockholders	$ (301,094)	$ 20,918	$ (322,012)	-1539.4%
Real estate and intangible depreciation and amortization	330,486	288,031	42,455	14.7%
Income tax provision	6,623	6,623	--	0.0%
Acquisition-related costs	177,334	43,412	133,922	308.5%
Property and casualty loss	250,478	--	250,478	NM
Core FFO available to common stockholders	$ 463,827	$ 358,984	$ 104,843	29.2%

Share and Per-Share Data:
Weighted average common shares outstanding – basic and diluted	6,530,264	6,530,264	0	0.0%
Net (loss) income per weighted average common share – basic and diluted	$ (0.05)	$ 0.00	$ (0.05)	-1539.4%
Core FFO per weighted average common share – basic and diluted	0.07	0.05	0.02	31.0%
Cash dividends declared per common share	0.09	0.09	0.00	1.1%

Balance Sheet Data:
Real estate and intangibles, net	$ 87,448,721	$ 75,979,461	$ 11,469,260	15.1%
Total assets	93,771,099	91,623,638	2,147,461	2.3%
Total Indebtedness	44,331,998	41,431,998	2,900,000	7.0%
Total stockholders' equity	47,056,369	47,945,186	(888,817)	-1.9%
Total common shares outstanding	6,530,264	6,530,264	0	0.0%

Other Data:
Farms owned	26	21	5	23.8%
Acres owned	6,439	6,000	439	7.3%
Occupancy Rate	100.0%	100.0%	0.0%	0.0%

Highlights for the Quarter:

  New Credit Facility: Executed a new credit facility with our lender that, among other changes:
    increased our maximum borrowing capacity by $75.0 million, or 150%, from $50.0 million up to $125.0 million;
    extended the maturity dates, when compared to our prior mortgage note payable, by three years, to 2029, and when compared to our prior revolving line of credit, by seven years, to 2024; and
    reduced the initial interest rate when compared to our prior line of credit by 50 bps, to 2.75%;
  Property Acquisitions: Acquired five new farms consisting of 439 total acres for an aggregate purchase price of $11.2 million at a weighted-average cap rate of 5.3%;
  Lease Activity: Extended the lease with the existing tenant on a property where the current lease was set to expire in December 2014 – the new lease is for six years and provides for an increase in minimum annualized GAAP straight-line rental income of 31.3% over that of the current lease;
  Net Asset Value per Share: Our farms appreciated in value by $107,000, or $0.02 per share, due to updated valuations performed on three of our properties, as we intend to update the values of our farms on at least an annual basis; and
  Declared Distributions: Declared and paid monthly cash distributions of $0.03 per share of common stock for each of April, May and June.

Q2 2014 Results:  Core FFO for the three months ended June 30, 2014, was approximately $464,000, or $0.07 per share, a 29.2% increase when compared to the previous quarter. Core FFO increased primarily due to the additional revenue earned on the five farms acquired this quarter, coupled with a decrease in professional fees. This increase was partially offset by an increase in interest expense due to additional borrowings during the quarter.

Net loss available to common stockholders for the three months ended June 30, 2014, was approximately $301,000, or $0.05 per share, compared to a net income available to common stockholders for the previous quarter of approximately $21,000, or $0.00 per share. This change was primarily due to a property and casualty loss we recorded during the quarter relating to two fires that damaged structures on two of our properties. Both assets were insured at the time of the fires, and at least partial recovery of the loss is considered probable. However, we are still in the process of assessing the amount expected to be recovered; thus, no offset to the loss has been recorded yet. We expect these recovery proceeds to be reflected in our financial statements next quarter. We also experienced an increase in acquisition-related costs as a result of the five farms we acquired during the quarter, as well as having a larger pipeline of deals.

A reconciliation of Core FFO to net (loss) income for both the three months ended June 30, 2014, and March 31, 2014, which the Company believes is the most directly-comparable GAAP measure to Core FFO, and a computation of basic and diluted Core FFO and basic and diluted net (loss) income per weighted-average share of common stock is set forth in the Summary Information table above.

Comments from the Company's Chief Executive Officer, David Gladstone:  "We are now operating in our first full year as a public company, and we are picking up steam. Being public is still very expensive and will continue to be until we become much larger. 2014 began slowly due to not having a new line of credit and mortgage note in place. However, our activity has picked up recently, as we have acquired seven new farms for $23.8 million over the past couple of months. Our backlog of farms we hope to acquire is very strong, and we are working diligently to close on some more farms in the near future. We believe that investing in farmland is more of an asset appreciation investment than an income investment, and we expect farmland values to increase faster than inflation.  To help investors track the aggregate farmland values on a per-share basis, we have calculated and reported a net asset value per share in our quarterly report on Form 10-Q.  As of June 30, 2014, we estimated our net asset value per common share at $13.93, and we believe the future will bring an increase in our net asset value per share, as we have several farms on which we renewed leases at higher rates that have not yet been revalued. We are looking forward to an active second half of 2014, a period we believe will begin a new era for investing in farmland."

Subsequent to the End of the Quarter:

  Project Completion: Completed an irrigation upgrade project on our farm in Arizona at a total cost of $1.2 million. We expect to execute a lease during the third quarter that will provide for an annual return of 5% of the total cost of this project;
  Property Acquisitions: Acquired two new farms consisting of 394 total acres for an aggregate purchase price of $12.7 million at a weighted-average cap rate of 4.8%;
  Purchase and Sale Agreements: Entered into two separate purchase and sale agreements to purchase, in the aggregate, 889 acres of farmland for $20.6 million. These agreements are subject to customary conditions and termination rights, and there can be no assurance that the acquisition will be consummated; and
  Distributions: Declared monthly cash distributions of $0.03 per share on the common stock, for each of July, August and September 2014.

Conference Call for Stockholders:  The Company will hold a conference call on Tuesday, August 5, 2014, at 8:30 a.m. EDT to discuss its earnings results. Please call (855) 363-1762 to enter the conference. An operator will monitor the call and set a queue for any questions.  A conference call replay will be available beginning one hour after the call and will be accessible through September 5, 2014. To hear the replay, please dial (855) 859-2056 and use conference number 61625360.  The live audio broadcast of the Company's quarterly conference call will also be available online at the Company's website, www.GladstoneLand.com.  The event will also be archived and available for replay on the Company's website through October 5, 2014.

About Gladstone Land:  Gladstone Land is seeking to be a real estate investment trust that pays monthly dividends to its stockholders.  The Company invests in farmland located in major agricultural markets in the United States that it leases to corporate and independent farmers, and it intends to report the current value of its farmland on a quarterly basis.  The Company currently owns 6,833 acres on 28 farms in 5 different states across the U.S., appraised at an aggregate value of approximately $144 million. The acreage is predominantly concentrated in locations where tenants are able to grow row crops, such as berries and vegetables, which are planted and harvested annually or more frequently, as well as more permanent crops, such as blueberries.  The Company also may acquire property related to farming, such as storage facilities utilized for cooling crops, processing plants, packaging facilities and distribution centers.  The Company has paid 17 consecutive monthly cash distributions on its common stock since its initial public offering in January 2013. Additional information can be found at www.GladstoneLand.com.

About the Gladstone Companies: Information on the business activities of all the Gladstone funds can be found at www.GladstoneCompanies.com.

Investor Relations:  For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.Gladstone.com.

Non-GAAP Financial Measures:

FFO:  The National Association of Real Estate Investment Trusts ("NAREIT") developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO, as defined by NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures.  FFO does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions. The Company believes that FFO per share provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other REITs; however, comparisons of its FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs.

Core FFO:  Core FFO is FFOadjusted for certain items that are not indicative of the results provided by the Company's operating portfolio and affect the comparability of the Company's period-over-period performance.  These items include the adjustment for acquisition-related costs, property and casualty loss, loss from early extinguishment of debt, provision for income taxes and any other non-recurring expense adjustments. Although the Company's calculation of Core FFO differs from NAREIT's definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its operating performance. Accordingly, Core FFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.

The Company's presentation of FFO, as defined by NAREIT, or presentation of Core FFO, does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.

Certain statements in this press release, including the Company's ability to maintain or grow its portfolio and FFO, benefit from increases in farmland values, and the increase in net asset value per share are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company's current plans that are believed to be reasonable as of the date of this press release. Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, the Company's ability to procure financing for investments; downturns in the current economic environment; the performance of its tenants; the impact of competition on its efforts to renew existing leases or re-lease real property; and significant changes in interest rates.  Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption "Risk Factors" of its Form 10-K for the fiscal year ended December 31, 2013, as filed with the SEC on February 24, 2014. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT: Gladstone Land Corporation, +1-703-287-5893